EXHIBIT 4.4


                                SERVICE AGREEMENT


               This Service Agreement is made at September 1, 2003

                                     between

                                  EuroTrust A/S
                               Poppelgardvej 11-13
                                 DK-2860 S0borg

                                       and

                 S0ren Holmstr0m Degn, Chief Financial Officer,
                                  Ved Lindelund
                                 DK-2605 Br0ndby


                                    CLAUSE 1

The Chief Financial Officer (official appointed by December 1, 2003) has been employed since 1 November 2001 as the Chief Financial Controller of EuroTrust A/S.

This Service Agreement stipulates the terms and conditions effective from 1 September 2003.
The Chief Financial Officer is registered with the Danish Commerce and Companies Agency as the responsible Chief Financial Officer of the Company.

                                    CLAUSE 2

The Chief Financial Officer is responsible to the board of directors and shall report directly to the board of directors or to a person appointed by the board of directors.

The tasks of the Chief Financial Officer include all such tasks that pertain to a Chief Financial Officer.

                                    CLAUSE 3

Transactions of unusual nature or of material importance to the Company shall be subject to special authority being granted to the Chief Financial Officer by the board of directors or the Chief Executive Officer.

                                    CLAUSE 4

During the term of this Service Agreement, the Chief Financial Officer undertakes to devote all his efforts to the service of the Company, since the Chief Financial Officer works full-time in the Com-

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                                      -2-


pany and shall not be allowed to perform any activities that compete with the interests of the Company.

The Chief Financial Officer may serve on the boards in competing enterprises, but any such office requires the prior consent by the board of directors of EuroTrust A/S.

Both during the term of this Service Agreement and after the termination hereof, the Chief Financial Officer shall maintain in strict confidence any information pertaining to the Company, requiring confidentiality, obtained during his performance of his duties.

The Chief Financial Officer must not incur indebtedness to the Company.

                                    CLAUSE 5

The Chief Financial Officer shall be remunerated for his services by an annual remuneration in the amount of DKK 900,000.00 *** say total Danish Kroner nine hundred thousand only***.

The remuneration is payable in arrear on the last day of every month with DKK 75,000.00.
The remuneration shall be adjusted once every year according to further agreement with the board of directors. First adjustment shall take place on 1 September 2004.

Furthermore, the Chief Financial Officer is granted the right to acquire a five year subscription right to ordinary shares in the Company at a quoted price that is equal to the annual gross remuneration of the Chief Financial Officer * 1.5 time a year. In connection with the Company's release for publication of its annual accounts (which shall be the date that the Company issues a press release of its annual results), the price of the subscription right shall be calculated as the average closing price for the share at NASDAQ over the latest 20 stock exchange days prior to the release for publication of the annual result, however not less than rate 105 per ordinary share (rate DKK 1,3125 per ordinary share).

In connection with the adjustment of the remuneration, the board of directors shall have regard to the operating result achieved.

The Company shall pay a pension contribution of 15% of the gross remuneration.

The Company shall pay an annual premium under a combined life assurance and full time accident insurance. The annual premium as at 1 September 2003 must not exceed max. DKK 100,000.00.

The Company shall make a company car available for the Chief Financial Officer and shall pay any expenses hereof. The Chief Financial Officer may use the company car for private use at the Company's expense.

Upon resigning from his position as Chief Financial Officer, the Chief Financial Officer shall be entitled to purchase the company car at the lowest value at which it is booked in the Company's accounts or actual market sales price.

The Company shall pay the Chief Financial Officer's expenses for telephone, ADSL and one newspaper.

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The Chief Financial Officer shall be entitled to adequate further education and training according to agreement.

The fiscal consequences of the remuneration provisions set out in this Service Agreement and accessories hereto are no concern of the Company.

                                    CLAUSE 6

The Chief Financial Officer shall be entitled to holidays according to the Holidays Act in force from time to time.

The Chief Financial Officer shall decide the time of taking his holidays in consultation with the board of directors and in the best interests of the Company.

The Chief Financial Officer shall not be paid any holiday allowance, but the Company shall pay the Chief Financial Officer DKK 50,000.00 in connection with his holidays - April salary.

                                    CLAUSE 7

This Contract of Employment may be terminated by the Company at any time by giving 12 months' notice of termination and by the Chief Financial Officer by giving 6 months' notice of termination.

In case the Company might give the Chief Financial Officer notice of termination of this Service Agreement and the Chief Financial Officer owns shares in the Group, the board of directors shall actively work at selling the shares during the notice period if the Chief Financial Officer might so desire.

In the event of the sale of a holding of more than 50% of the nominal share capital, or in the event that the Company's board of directors/shareholders should carry through a considerable change of the Company's primary activities without the Chief Financial Officer approving hereof, the Chief Financial Officer shall be entitled to consider himself dismissed with a severance pay that is equal to 2 years' remuneration without the payment of any bonus on profits.

In the event that the Chief Financial Officer dies during the term of this Service Agreement, the Company shall pay compensation to the deceased Chief Financial Officer's widow or minor children equal to 6 months remuneration.

                                    CLAUSE 8

In case of any breach by the Chief Financial Officer of this competition clause, a restrictive injunction will be serviced without security, and the Chief Financial Officer shall pay an agreed penalty that is equal to one year's remuneration for any one breach hereof. The payment of the agreed penalty shall not exempt the Chief Financial Officer from paying damages according to the general law of damages.

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                                    CLAUSE 9

Any disagreement between the parties shall be settled by arbitration and the award shall be final and binding on both parties according to the Danish law on the Rules of Conciliation and Arbitration.



Copenhagen, September 1, 2003           Copenhagen, September 1, 2003

For EuroTrust A/S:



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                                        Soren Degn